Exhibit 10.27

March 23, 2009

Thomas Anderson
4 Arrowhead Trail
Sparta, NJ 07871

Dear Tom:

Reference is made to the letter regarding your employment with Wyndham Worldwide Corporation (the “Company”), dated March 24, 2008 (the “Original Letter”), and the addendum letter dated December 31, 2008, regarding the clarification of certain terms in the Original Letter (together with the Original Letter, the “Offer Letter”).

This addendum letter hereby confirms that, effective as of January 1, 2009, notwithstanding anything to the contrary in the Offer Letter, you will not be eligible for a bonus modifier in 2009 or any subsequent year. Except as provided herein, all terms and conditions set forth in the Offer Letter shall remain in effect.

Regards,

WYNDHAM WORLDWIDE CORPORATION

By: /s/ Stephen P. Holmes
Name: Stephen P. Holmes
Title: Chairman and Chief Executive Officer

Understood, accepted and agreed to as of March 23, 2009

/s/ Thomas Anderson
Thomas Anderson